UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 28, 2022

BJ’S WHOLESALE CLUB HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38559	45-2936287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Campus Drive, Marlborough, MA		01752
(Address of principal executive offices)		(Zip Code)

(774) 512-7400
(Registrant’s telephone number, including area code)

25 Research Drive, Westborough, MA, 01581
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	BJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 28, 2022, BJ’s Wholesale Club Holdings, Inc. (the “Company”) and BJ’s Wholesale Club, Inc. (the “Borrower”) entered into a revolving credit facility in an aggregate committed amount of $1.2 billion (such commitment, the “ABL Revolving Commitment” and such facility, the “ABL Revolving Facility”) pursuant to that certain credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and collateral agent, and the other lenders party thereto. The maturity date of the ABL Revolving Facility is July 28, 2027.

Revolving loans under the ABL Revolving Facility are available in an aggregate amount equal to the lesser of the aggregate ABL Revolving Commitment and a borrowing base based on the value of certain inventory, accounts and credit card receivables, subject to specified advance rates and reserves. Indebtedness under the ABL Revolving Facility is secured by substantially all of the assets (other than real estate) of the Company and its subsidiaries, subject to customary exceptions. Borrowings under the ABL Revolving Facility bear interest at the Borrower’s option at either SOFR plus the applicable margin (as defined in the Credit Agreement) or a Base Rate plus the applicable margin (as defined in the Credit Agreement), in each case depending on the historical excess availability under the ABL Revolving Facility. The Borrower will also pay an unused commitment fee of 0.20% per annum on the unused ABL Revolving Commitment.

The ABL Facility places certain restrictions upon the Borrower’s, and its restricted subsidiaries’, ability to, among other things, incur additional indebtedness, pay dividends and make certain loans, investments and divestitures. The ABL Revolving Facility contains customary events of default (including payment defaults, cross-defaults to certain of our other indebtedness, breach of representations and covenants and change of control). The occurrence of an event of default under the ABL Revolving Facility would permit the lenders to accelerate the indebtedness and terminate the ABL Revolving Facility.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the transactions set forth under Item 1.01 under the heading “Entry into a Material Definitive Agreement,” on July 28, 2022, the Borrower repaid and terminated its existing revolving credit facility under the Amended and Restated Credit Agreement, dated as of February 3, 2017, by and among the Company, the Borrower, the lenders and other parties party thereto and Wells Fargo Bank, N.A., as administrative agent.

Item 9.01	Financial Statement and Exhibits.

(d)        Exhibits

Exhibit No.	Description

10.1*	Credit Agreement among BJ’s Wholesale Club, Inc., BJ’s Wholesale Club Holdings, Inc., Bank of America, N.A., as administrative agent and the other lenders and issuers party thereto from time to time, dated as of July 28, 2022

104	Cover Page Interactive Data (embedded within the Inline XBRL document)

* Schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2022	BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:	/s/ Graham N. Luce

Name:	Graham N. Luce
Title:	Senior Vice President, Secretary